December 15, 2005

Via U.S. Mail and Fax (912)-598-8776

Mr. Stephen D. Barnhill, MD
Chief Executive Officer
Health Discovery Corporation
1116 South Old Temple Road
Lorena, TX  76655

	RE:	Health Discovery Corporation
      Form 10-KSB/A for the fiscal year ended December 31, 2004
      Filed September 27, 2005
		File No. 333-62216

Dear Mr. Barnhill:

	We have completed our review of your Form 10-KSB/A and do not, at this time, have any further comments.

								Sincerely,


								Larry Spirgel
								Assistant Director
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Mr. Stephen D. Barnhill, MD
Health Discovery Corporation
October 12, 2005
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE